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                                                                   EXHIBIT 20.1



From:    SANFORD TELLER COMMUNICATIONS                   November 26, 1997
         1365 York Avenue
         New York, NY 10021
         (212) 717-0332

For:    MORTON'S RESTAURANT GROUP, INC.                  For Immediate Release
        3333 New Hyde Park Road
        New Hyde Park, NY  11042
        (516) 627-1515
        www.mortons.com
        Contact: Thomas J. Baldwin, Executive Vice President, Chief Financial Officer

       CALIFORNIA JURY RENDERS JUDGMENT AGAINST MORTON'S OF CHICAGO IN LAWSUIT.

    New Hyde Park, NY.....Morton's Restaurant Group (NYSE:MRG) today reported that a jury in the United States District Court for the Northern District of California yesterday awarded a judgment to a former employee of its Morton's of Chicago subsidiary in a suit charging that the company had violated California employment laws.

    In conjunction with the judgment, the company will take a fourth quarter non-recurring, pre-tax charge which takes into account the award of compensatory damages in the amount of $250,000 and punitive damages in the amount of $850,000, and which will include an estimate of legal fees and expenses.

    The company said it intends to appeal.


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